Biogen Idec Media Contact:	Biogen Idec Investor Contacts:
Lindsey Smith	Ben Strain
Senior Manager, Public Affairs	Senior Manager, Investor Relations
Biogen Idec	Biogen Idec
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Daniel McIntyre	Claudine Prowse, Ph.D.
Senior Vice President, Public Affairs	Vice President, Investor Relations
Biogen Idec	Biogen Idec
Tel: (781) 464-3260	Tel: (781) 464-2442

BIOGEN IDEC TO ACQUIRE FULL RIGHTS AND CONTROL OF TYSABRI® FROM ELAN FOR UPFRONT CASH AND CONTINGENT PAYMENTS

-- Biogen Idec gains all marketing, distribution and governance rights to TYSABRI in exchange for an upfront payment of $3.25Bn plus tiered contingent payments based on future TYSABRI worldwide sales --

-- Terminates TYSABRI collaboration agreement and eliminates change of control provision --

-- Transaction is expected to be immediately accretive to EPS --

Weston, Mass., February 6, 2013 -- Biogen Idec Inc. (NASDAQ: BIIB) today announced the company has agreed to purchase Elan's interest in TYSABRI (natalizumab) and upon closing will gain full strategic, commercial and decision-making rights to TYSABRI. Upon the closing of the transaction, the previous collaboration agreement between the companies, whereby worldwide TYSABRI profits were split 50/50, will be terminated along with the agreement's change of control provisions.

Under the terms of the agreement, Biogen Idec will use its existing cash reserves to make a payment of $3.25 billion to Elan upon the closing of the transaction and make future contingent payments to Elan in an amount equal to 12% of global net sales of TYSABRI for the first twelve months, and thereafter, Biogen Idec will continue to make contingent payments of 18% on annual global net sales of TYSABRI up to $2.0 billion and 25% on annual global net sales that exceed $2.0 billion. In 2014 only, the $2.0 billion threshold will be pro-rated for the portion of 2014 remaining after the first 12 months expires.

Biogen Idec anticipates the transaction will be approximately $0.20 to $0.30 accretive to 2013 GAAP earnings per share and $0.50 to $0.60 accretive to non-GAAP earnings per share, and will continue to be accretive thereafter, depending on the sales trajectory of TYSABRI.

“This is a natural next step for Biogen Idec and TYSABRI, and it underscores our deep, long-term commitment to improving the lives of MS patients around the world,” said George A. Scangos, Ph.D., chief executive officer of Biogen Idec. “TYSABRI is a remarkably efficacious drug, and with the increased awareness of our risk stratification capabilities, we believe MS patients' use of TYSABRI will continue to expand over the long-term. Full ownership will improve our ability to navigate its role as part of our leadership in MS. We appreciate Elan's tremendous partnership and the productive approach to our discussions that led to a transaction that benefits the shareholders of both companies. We expect a smooth transition to the closing of the transaction.”

The transaction has been approved by the boards of directors of both companies and is subject to the customary review process under the Hart-Scott-Rodino Antitrust Improvements Act in the United States and other customary review processes. The transaction is expected to close by the end of the second quarter, assuming a standard regulatory approval timeframe.

Centerview Partners LLC is acting as exclusive financial advisor to Biogen Idec. Ropes & Gray LLP is acting as legal counsel to Biogen Idec.

Webcast
Biogen Idec will host a webcast to discuss this transaction today, February 6, 2013, at 8:00 a.m. ET/5:00 a.m. PT. George Scangos, Chief Executive Officer, Biogen Idec, will lead the call.

The call will be broadcast via the internet and will be accessible through the Investors section of Biogen Idec's homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the conference call and will be subsequently available on the website for one month.

About TYSABRI
TYSABRI is approved in more than 65 countries. TYSABRI is approved in the United States as a monotherapy for relapsing forms of MS, generally for patients who have had an inadequate response to, or are unable to tolerate, an alternative MS therapy. In the European Union, it is approved for highly active relapsing-remitting MS (RRMS) in adult patients who have failed to respond to beta interferon or have rapidly evolving, severe RRMS.

TYSABRI has advanced the treatment of MS patients with its established efficacy. Data from the Phase 3 AFFIRM trial, which was published in the New England Journal of Medicine, showed that after two years, TYSABRI treatment led to a 68 percent relative reduction (p<0.001) in the annualized relapse rate when compared with placebo and reduced the relative risk of disability progression by 42-54 percent (p<0.001).

TYSABRI increases the risk of progressive multifocal leukoencephalopathy (PML), an opportunistic viral infection of the brain which usually leads to death or severe disability. Infection by the JC virus (JCV) is required for the development of PML and patients who are anti-JCV antibody positive have a higher risk of developing PML. Factors that increase the risk of PML are presence of anti-JCV antibodies, prior immunosuppressant use, and longer TYSABRI treatment duration. Patients who have all three risk factors have the highest risk of developing PML. Other serious adverse events that have occurred in TYSABRI-treated patients include hypersensitivity reactions (e.g., anaphylaxis) and infections, including opportunistic and other atypical infections. Clinically significant liver injury has also been reported in the post-marketing setting. A list of adverse events can be found in the full TYSABRI product labeling for each country where it is approved.

TYSABRI is marketed and distributed by Biogen Idec Inc. and Elan Corporation, plc. For full prescribing information and more information about TYSABRI, please visit www.biogenidec.com.

About Biogen Idec
Biogen Idec uses cutting-edge science to discover, develop, manufacture and market therapies for serious diseases with a focus on neurology, immunology and hemophilia. Founded in 1978, Biogen Idec is the world's oldest independent biotechnology company. Patients worldwide benefit from its leading multiple sclerosis therapies and the company generates more than $5 billion in annual revenues. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

About Elan
Elan Corporation, plc is a neuroscience-focused biotechnology company committed to making a difference in the lives of patients and their families by dedicating itself to bringing innovations in science to fill significant unmet medical needs that continue to exist around the world. Elan shares trade on the New York and Irish Stock Exchanges. For additional information about Elan, please visit www.elan.com.

Biogen Idec Safe Harbor Statement
This press release contains forward-looking statements, including statements about the expected accretion to earnings per share from the transaction, TYSABRI's growth prospects, the synergies we expect from the transaction, and the closing of the transaction.  These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning.  You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including uncertainty inherent in regulatory review of the transaction, our dependence on our three principal products, AVONEX® (interferon beta-1a), TYSABRI and RITUXAN® (rituximab), the importance of TYSABRI's sales growth, uncertainty of success in commercializing and developing other products, product competition, the occurrence of adverse safety events with our products, changes in the availability of reimbursement for our products, adverse market and economic conditions, our dependence on collaborations and other third parties over which we may not always have full control, problems with our manufacturing processes and our reliance on third parties, failure to comply with government regulation, our ability to protect our intellectual property rights and have sufficient rights to market our products together with the cost of doing so, the risks of doing business internationally, failure to manage our growth and execute our growth initiatives, charges and other costs relating to our properties, fluctuations in our effective tax rate, our ability to attract and retain qualified personnel, product liability claims, fluctuations in our operating results, the market, interest and credit risks associated with our portfolio of marketable securities, environmental risks and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

Non-GAAP Financial Measures
Our estimate of the transaction's effect on non-GAAP earnings per share excludes the impact of our projected amortization of the upfront cash payment and related amounts and the income tax effect related to such amortization.  We believe that the disclosure of this non-GAAP estimate provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs.

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